Exhibit 5
[Arias Fabrega Letterhead]
November 1, 2007
Willbros Group, Inc.
Plaza 2000 Building
50th Street, 8th Floor
P.O. Box 0816-01098
Panama, Republic of Panama

Re:	Willbros Group, Inc. — Registration Statement
on Form S-3
Dear Sirs:
     We have acted as Panamanian counsel to Willbros Group, Inc., a Republic of Panama corporation (the “Company”), in connection with the filing of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), registering an indeterminate number of shares of common stock, par value $0.05 per share, of the Company (the “Shares”).
     In reaching the conclusions expressed in this opinion, we have (a) examined such certificates of public officials and of corporate officers and directors and such other documents and matters as we have deemed necessary or appropriate, (b) relied upon the accuracy of facts and information set forth in all such documents, and (c) assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals, from which all such copies were made.
     In addition, we have assumed that (a) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Act; (b) a prospectus supplement will have been filed with the Securities and Exchange Commission describing the Shares offered thereby; (c) the Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement; (d) a definitive purchase, underwriting or similar agreement with respect to any Shares offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; (e) there will be a sufficient number of unissued Shares authorized under the Company’s organizational documents and not otherwise reserved for issuance; and (f) all actions are taken by the Company so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.
     Based on the foregoing, subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of

Willbros Group, Inc.

November 1, 2007

the opinion that the Shares will be duly authorized and validly issued, fully paid and non-assessable shares of common stock of the Company when (a) issued in accordance with the Registration Statement and resolutions of the Board of Directors of the Company approving the issuance of and the terms of the offering of the Shares and related matters; and (b) certificates representing the Shares have been duly executed, countersigned, registered and delivered in accordance with the terms of the applicable definitive purchase, underwriting or similar agreement approved by the Board of Directors of the Company.
     We are licensed to practice in the Republic of Panama, and we express no opinion as to the laws of any jurisdiction other than the Republic of Panama.
     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement and the Prospectus constituting a part thereof under the captions “Legal Matters” and “Item 15 — Indemnification of Directors and Officers.” In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, ARIAS, FABREGA & FABREGA
/s/ Leroy W. Watson III
Leroy W. Watson III